UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.   20549


                         FORM 10 - SB


          GENERAL FORM FOR REGISTRATION OF SEURITIES
        OF SMALL BUSINESS ISSUERS UNDER SECTION 12 (b) or (g) OF THE SECURITIES EXCHANGE ACT OF 1934


                   QUADXSPORTS.COM, INC.
           --------------------------------------
        (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


Nevada						  91-1961912
-------						  -----------
(STATE OR OTHER JURISDICTION OF            (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)

100 OCEAN GATE STE 750, LONG BEACH, CA 90802
------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

(562) 435-5355
---------------------------
(ISSUER'S TELEPHONE NUMBER)


SECURITIES TO BE REGISTERED UNDER SECTION 12 (b) OF THE ACT:

TITLE OF EACH CLASS		  NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED		  EACH CLASS IS TO BE REGISTERED

---------------------------     ------------------------------

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SECURITIES TO BE REGISTERED UNDER SECTION 12 (g) OF THE ACT:

                 Common Stock - .001 Par Value
                 ------------------------------
                       (TITLE OF CLASS)






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